EXHIBIT 10.55

CLIFFS ASIA PACIFIC IRON ORE MANAGEMENT PTY LTD
ACN 001 720 903
Level 12, 1 William Street, Perth. Western Australia 6000
T: (08) 9426 3333 F: (08) 9426 3344 cliffsnaturalresources.com
Postal Address: GPO Box W2017, Perth, WA 6846

[Date]

[Name]
[Address]

Dear [Name]

Terms & Conditions of Employment with
Cliffs Asia Pacific Iron Ore Management Pty Ltd

The following letter sets out the terms and conditions of your ongoing employment in your full-time position with Cliffs Asia Pacific Iron Ore Management Pty Ltd (the Company).
Position:        [Title]
Role Level:        Officer, Cliffs Natural Resources Inc. (Cliffs)
Start Date:        [Date]
Place of Work:

Your place of work is Perth and such other places as we may require from time to time.
Base Salary:
Your base salary will be AUD $[_____] per annum.
Salary (less applicable tax) will be paid partly in advance and partly in arrears on the 15th day of each month to your nominated bank account. Your salary will be reviewed in December of each year, however this does not necessarily mean it will be increased. Any variation will be effective the following January.
Superannuation:
Superannuation contributions will be made on your behalf at 15% of your base salary (which is inclusive of any minimum superannuation contribution requirements under relevant superannuation law). Superannuation contributions will be made into an eligible choice fund.
Insurances are available as part of the Company’s default superannuation package and premiums are deducted from contributions. Additional insurance may be negotiated between you and the Fund Manager/Underwriter. These insurances may not be available at the same rates if you decide to nominate a fund other than the Company’s default fund for superannuation contributions. The details of the Company’s default superannuation package will be made available to you.

Salary Sacrifice:
You are entitled to participate in a salary sacrifice arrangement in accordance with Company policy.

Reporting To:	[Title of Supervising Officer]
Recognition of Prior Service and Release
The Company recognises [Date] as the commencement date of your employment with the Company for unpaid leave accrual and all service related purposes. For the avoidance of doubt all current annual and long service leave accruals from employment with the Company during the period [Date] to the date of this contract are preserved.

Duties and Responsibilities
You must diligently perform the duties and responsibilities as set out in Schedule 1. The Company may vary your duties and responsibilities at any time.
Hours of Work:
You are required to work a standard of 40 hours per week (including some additional hours) plus work such further hours as are reasonably necessary to fulfil the requirements of your position, or as required by the Company (including work after business hours and on weekends and public holidays).
Your remuneration includes compensation for all hours you are required to work.
Incentive Plan:
You may be eligible to participate in the Short Term Incentive Plan (STIP) and the Long Term Incentive Plan (LTIP) (as the case may be) in place from time to time as determined by Cliffs. The STIP and LTIP are benefits offered at the discretion of Cliffs, and can be varied or withdrawn at any time. The STIP and the LTIP operate independently of this document and are not incorporated into this document. Your participation in the plans is at the discretion of Cliffs and the actual payment of an amount under the STIP and LTIP will be subject to, and dependent upon your performance against relevant performance/target objectives and you remaining in employment with the Company at the date the STIP and/or LTIP payment falls due.
Any accrued STIP and LTIP payments will not be paid to you until after Cliffs’ financial results have been audited and finalised for the applicable financial year.
Unless otherwise required by legislation or expressly provided for in this document, incentives do not form part of your remuneration for the purpose of calculating payment in lieu of notice or any other entitlement.
STIP
You are eligible to participate in the Cliffs STIP known as the Management Performance Incentive Plan (MPI) from time to time. The annual MPI is based on salary and role level within the organization. Your role as an officer of Cliffs currently has a target incentive of 50% of your base salary. Actual incentive awards, which can range from 0 to 200% of target, are subject to, and dependent upon your performance against corporate performance/target objectives set at or near the beginning of each calendar year and performance of Cliffs against the performance metrics determined by the Compensation and Organization Committee of the Board of Directors of Cliffs. The STIP enables you to potentially earn up to 100% of your base salary on achievement of agreed annual performance targets.

Any STIP will be paid solely at the discretion of the Compensation and Organization Committee of the Board of Directors of Cliffs.
The Company will contribute 15% Superannuation on your STIP payment.
LTIP

You are eligible to participate in Cliffs LTIP. The parameters of the LTIP will be set by and based on determined performance/target objectives over a defined period of time. The maximum annual LTI grant is 75% of your base salary, which vests over a three-year performance period. This program is offered at the discretion of Cliffs and is presented to the Compensation and Organization Committee of the Board of Directors of Cliffs on an annual basis. Actual payment is subject to, and dependent upon performance against performance/target objectives set under the LTIP and you remaining in employment with the Company at the date the LTIP payment falls due. The Compensation and Organization Committee of the Board of Directors of Cliffs has been appointed to administer the LTIP in accordance with the Amended and Restated Cliffs 2007 Incentive Equity Plan and an annual participant agreement. Any LTIP will otherwise be made in accordance with the LTIP, which are subject to revocation or amendment by Cliffs.

Any LTIP benefit accrued in respect of service to 27 January 2011 but, at the date of this contract not yet paid, in respect of the LTIP applicable under the letter dated 10 December 2009 which contains the Terms & Conditions of Employment with the Company from your prior role as [Prior title] (2010 Employment Letter) will be paid in accordance with, and at the time provided for by, the 2010 Employment Letter and associated LTIP arrangements. To avoid doubt, you will not be entitled to LTIP under both the 2010 Employment Letter and LTIP under this employment contract in respect of the same period of service.

Annual Leave
You are entitled to four weeks (20 days) annual leave per annum in accordance with the Fair Work Act 2009 (Cth) and Company policy.
You agree to take annual leave at a time or times mutually convenient for yourself and the Company, or otherwise as directed by the Company.

Personal/Carer’s Leave
You are entitled to paid personal/carer's leave (currently 10 days each year) in accordance with the Fair Work Act 2009 (Cth) and Company policy.
Accrued but untaken personal/carer's leave is not payable when your employment ends.
Long Service Leave
You are entitled to long service leave in accordance with the Long Service Leave Act 1958 (WA) and Company policy.
Parental Leave

You are eligible for parental leave in accordance with the Fair Work Act 2009 (Cth) and Company policy.
Other Leave

You are eligible for other leave (such as compassionate leave or jury leave) in accordance with the Fair Work Act 2009 (Cth) and Company policy.

Public Holidays
You are entitled to public holidays in accordance with the Fair Work Act 2009 (Cth). You agree to work on public holidays if required to do so. This possibility is taken into account in setting your base salary.
Accident Insurance

The Company currently maintains a policy which provides insurance cover relating to accidents incurred while travelling between your place of work and home. This is reviewed periodically and could be revoked at any time, in which case you would be advised and would need to consider alternative arrangements.
Travel Insurance

The Company also maintains Corporate Travel Insurance for work related travel greater than 50 kilometres from work or home or overnight.
Electronic Communication

Email and internet usage is provided for Company business and may be accessed for reasonable and limited private use provided that nothing of an inappropriate or offensive nature is transmitted, stored or downloaded. A record of internet site usage is maintained and reviewed by the Company.
Termination of Employment
Termination of employment may be effected by either you or the Company giving the other party three (3) month’s notice in writing. A payment to you in lieu of notice will be calculated by reference to your base salary. The Company can make payment in lieu of notice (for some or all of the notice period), or can direct you to not attend the workplace during your notice period. The Company can also direct you to perform alternative or varied duties during your notice period.
The Company may terminate your employment immediately if you engage in any misconduct, without any obligation to provide notice or pay you in lieu of notice.
Further details regarding termination of employment can be found in our Termination of Employment Policy, which will be made available to you.
Redundancy
If the Company terminates your employment due to redundancy, you will be entitled to redundancy pay equivalent to 12 months base salary. This severance payment is inclusive of any notice required to be given to you under this document. In the event of redundancy, the Company may also at its discretion pay you amounts under the STIP and LTIP.
Further details regarding redundancy can be found in our Redundancy Policy which will be made available to you.
Change of Control
In the event of a Change in Control as such term is defined in Schedule 2, a termination payment of two year’s earnings, on a fully packaged basis, will be payable. This option is exercisable by you resigning within 90 days following the Change of Control events described in Schedule 2.
Shareholder Approvals

You and the Company acknowledge that if shareholder approval in respect of any amount payable to you under this document in connection with the termination of your employment/ your "retirement from office" is required to avoid the Company breaching section 200B of the Corporation's Act, the Company will seek such shareholder approval in respect of the payment prior to payment being made. However shareholder approval will not be sought where you agree to accept a reduced amount (Reduced Amount). The Reduced Amount must not exceed the maximum amount for exemption termination benefits under the Corporations Act. The Reduced Amount is to be paid in lieu of the amount you would otherwise be entitled to receive under this document.
Resignation from Offices
Immediately on your employment ending, you must resign from all directorships, offices and positions that you hold in the Company or in any other body or entity in connection with your employment.
If you do not immediately resign from all directorships, offices and positions, you authorise the Managing Director or delegate to do all things and execute all documents necessary on behalf of the Company to give effect to these resignations.
Disciplinary Action
The Company may initiate disciplinary action against you for unsatisfactory performance, misconduct or serious misconduct. The outcome of the disciplinary action may include redeployment, demotion or termination of your employment. The Company may reduce or change your duties as a result of disciplinary action. We may also reduce your remuneration to reflect the level to which you are redeployed or demoted.
You agree that reasonable disciplinary action undertaken by us to redeploy or demote does not automatically terminate the employment or this document.
Suspension

We have the right to suspend you from duties, with or without pay, where we consider it necessary to adequately investigate allegations of misconduct or impropriety against you.
Confidentiality
You must keep confidential and not use or disclose to any person any of our or our client’s Confidential Information, except with our prior authorisation, or in the proper performance of your duties for us, or as obliged by legislation.
When you disclose any Confidential Information as permitted by this clause, you will ensure that whoever it is disclosed to is made aware of its confidential nature. You will do your utmost to ensure that those persons do not disclose that information, and do not use it for any purpose, other than a purpose for which it was disclosed to them.
Any reference to “us” or “our” in this clause includes our related bodies corporate.
This provision continues to apply after your employment comes to an end.
You agree that in the event of a breach of you by this clause damages may not be an adequate remedy and we or any other aggrieved party may, in addition to any other remedies, obtain an injunction restraining any further violation and other equitable relief.

In this document Confidential Information includes but is not limited to:

(a)	information which is specifically designated as confidential by us or our clients;

(b)	information which by its nature may be reasonably understood to be confidential;

(c)	our trade secrets and Intellectual Property;

(d)	information regarding our financial or business affairs;

(e)	any agreements, arrangements or terms of trade with a client or supplier or prospective client or supplier;

(f)	our contractual, technical and production information;

(g)	our marketing plans, and marketing and sales techniques;

(h)	notes and developments regarding confidential information;

(i)	our employee information;

(j)	our business systems, and operating procedures or manuals;

except for information that is publicly available, other than due to a breach of this document.
Code of Conduct

A copy of the Company’s current Code of Conduct is enclosed for your information and acceptance.
Policies

You must comply with all Company policies as in place from time to time (including but not limited to the Market Disclosure Policy, Code of Conduct and Securities Trading Policy). You acknowledge that you have had access to the Company's policies for review. You acknowledge receipt of the currently applicable Code of Conduct and that you must comply with the "Code of Conduct" as in place from time to time. Such policies and the Code of Conduct operate independently of this document and are not incorporated into this document.

To the extent that the contents of policies refer to obligations on the Company, you agree that they are guides only and are not contractual terms, conditions or representations on which you rely.
Privacy
You will comply with the requirements of the Privacy Act 1988 (Cth), any applicable state legislation regarding privacy, and any Company policies, when dealing with personal information.
You consent to the Company collecting, using and storing your personal and health information for any lawful purpose relating to your employment. You consent to the Company transferring the personal and health information outside Western Australia and Australia in the course of the Company's business activities.
You consent to the Company disclosing you personal and health information to other persons for any lawful purpose relating to your employment. These persons include the Australian Tax Office, superannuation fund trustees and administrators, contractors, bankers, insurers, medical, rehabilitation or occupational practitioners, laboratory analysts, investigators, financial and legal advisers, potential purchasers on sale of business, law enforcement bodies and regulatory authorities.
No conflict of interest or interest in other business

Except with the prior written consent of the Chairperson, the Board or the Board of Cliffs, you must not:

(a)
have any direct or indirect financial interest in any entity or body, or otherwise engage in any conduct, that would be in conflict with your duties or responsibilities, or otherwise conflict or compete with the interests of Cliffs, (except as permitted under the section titled “Investment”);

(b)	hold any directorship or other office or accept any appointment to any other entity or body;

(c)	undertake any other trade, business or profession;

(d)	become an employee, agent or contractor of another person; or

(e)	accept any payment or other benefit as an inducement or reward for any act or omission in connection with the business and affairs of the Employer, the Group or the Employee's employment.
Investment

Except with the prior written consent of the Chairperson, the Board or the Board of Cliffs, you must not invest directly or indirectly in securities of a corporation which carries on business similar to or in competition with Cliffs, unless the total of all such investments in the corporation is limited to no more than 0.5% of the securities of the corporation if those securities are of a class listed on a stock exchange.
Return of Property

Immediately on your employment ending or at any other time requested by the Company, you must return to the Company or its authorised representative: (a) all property belonging to the Company or Cliffs (for example cards, keys, motor vehicles, mobile telephones, computers, equipment and materials) that you have or can reasonably obtain; and (b) all property that you have, or can reasonably obtain, that contains Confidential Information.
In this clause, “property” includes anything on which information is recorded, for example, documents, computer disks and computer records.

Debriefing and Assistance

After your employment ends: (a) for a period of six (6) months, you agree to provide such debriefing, and assistance to Cliffs as may reasonably be required by Cliffs; and (b) upon payment of reasonable expenses by the Company, you agree (subject to compliance with the law) to assist the Company as required in relation to any investigation, claim or litigation which may affect Cliffs.
Prior Agreements or Understandings

This document supersedes any prior discussion, agreement or understanding on anything connected with the subject matter of this document.
Severability

If any provision of this document is unenforceable, illegal or void, that provision is severed and the other provisions of this document remain in force.
Governing Law

This document is governed by the law in force in Western Australia.

The parties submit to the non-exclusive jurisdiction of the Courts of Western Australia and of the Commonwealth of Australia.

Please sign the attached copy of this letter to acknowledge your consent to these terms and conditions and to having read and understood the Company’s Code of Conduct policy. Please return a copy of this letter to the undersigned.

Yours sincerely

[Name of Supervising Officer]
[Title of Supervising Officer]

I acknowledge that I have read and understood and agree to the terms and conditions detailed in this Terms and Conditions of Employment and all associated policies.

Signed …………………………………………….

[Name]

Date ___/___/____

Schedule 1

DUTIES AND RESPONSIBILITIES OF EMPLOYEE

Your duties and responsibilities include: [______]

The Company may vary these duties and responsibilities from time to time or assign you additional duties and responsibilities.

Schedule 2

Change in Control Defined. The words “Change in Control” mean the occurrence of any of the following events:
(a) Any one person, or more than one person acting as a group, acquires ownership of stock of Cliffs Natural Resources Inc. (Cliffs) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Cliffs. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Cliffs, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Cliffs acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this document. This provision applies only when there is a transfer of stock of Cliffs (or issuance of stock of Cliffs) and stock in Cliffs remains outstanding after the transaction.
(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cliffs possessing 35% or more of the total voting power of the stock of Cliffs.
(c) A majority of members of the Board of Directors of Cliffs (Board of Directors) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.
(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Cliffs that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Cliffs immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, for purposes of this document, any acquisition of ownership of stock of Cliffs by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving Cliffs, a sale or other disposition of all or substantially all of the assets of Cliffs, or any other transaction involving Cliffs, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of Cliffs immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity which as a result of such transaction owns Cliffs or all or substantially all of Cliffs’ assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of Cliffs, (B) no one person, or more than one person acting as a group (other than Cliffs, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by Cliffs, any subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of August 11, 2008, constitute the Board of Directors; provided, however, that any individual becoming a Director subsequent to August 11, 2008 whose election, or nomination for election by Cliffs’ shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Cliffs in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.
For purposes of this document, other than the definition of “Business Combination,” (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs, and (ii) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.”